Exhibit 99.1

Stabilis Solutions Announces Management Transition

HOUSTON, TX / February 3, 2025 / Stabilis Solutions, Inc. (“Stabilis” or the “Company”) (Nasdaq: SLNG), today announced the departure of President and CEO Westervelt T. “Westy” Ballard, Jr., effective January 31, 2025. This decision reflects a mutual understanding between both the Board of Directors and Mr. Ballard as Stabilis embarks on its next phase of strategic growth. Mr. Ballard will serve in a consulting capacity through the end of 2025 to ensure a smooth transition.

J. Casey Crenshaw, Executive Chairman and a majority shareholder of Stabilis, has been named interim President and CEO. Mr. Crenshaw will assume day-to-day leadership responsibilities and will lead the Board of Directors’ search for the Company’s next Chief Executive Officer.

“During his tenure, Westy optimized the Company’s business and strengthened the foundation for profitable growth, one that further positions Stabilis for long-term value creation,” stated Mr. Crenshaw. “We are grateful for his leadership and wish him great success in his future endeavors.”

Mr. Crenshaw continued “Stabilis has a leading position in the growing small-scale LNG market, and I am excited to lead the Company through this next phase as we accelerate our growth.”

Mr. Crenshaw currently serves as President & CEO of The Modern Group, Ltd., a privately-held conglomerate of diversified manufacturing, parts and distribution, rental, leasing and finance businesses headquartered in Beaumont, Texas. Mr. Crenshaw, together with his wife, Stacey Crenshaw, co-founded Stabilis in 2013.

Stabilis’ Board of Directors remains committed to prioritizing growth and advancing the Company’s existing value creation strategy. Stabilis will continue to deliver last-mile LNG production, storage, transportation and fueling solutions across both established and emerging growth markets, consistent with the Company’s ongoing commitment to its established network of valued customers, partners, and stakeholders.

About Stabilis Solutions

Stabilis Solutions, Inc. is a leading provider of clean fueling, production, storage, and last mile delivery solutions for many of the world’s most recognized, high-performance brands. To learn more, visit www.stabilis-solutions.com.

Investor Contact:

Andrew Puhala

Chief Financial Officer

832-456-6502

ir@stabilis-solutions.com